Exhibit 99.1

FOR IMMEDIATE RELEASE

Alpha Capital Acquisition Company Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing April 12, 2021

New York, April 12, 2021 – Alpha Capital Acquisition Company (the “Company”) announced that, commencing today, holders of the units sold in the Company's initial public offering of 23,000,000 units completed on February 23, 2021, including the units sold pursuant to the full exercise of the underwriters’ over-allotment option of 3,000,000 units, may elect to separately trade the shares of Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on the Nasdaq Capital Market under the symbols “ASPC” and “ASPCW,” respectively. Units not separated will continue to trade on the Nasdaq Capital Market under the symbol “ASPCU.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained for free from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions by mailing 1155 Long Island Avenue, Edgewood, NY 11717 or via telephone at (800) 831-9146; and BofA Securities, Inc. by mailing NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department or by email at dg.prospectus_requests@bofa.com.

About Alpha Capital Acquisition Company

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to seek a business combination with a Latin American-focused technology business. Alpha’s founders and sponsors include Alec Oxenford (Chief Executive Officer and Chairman) and Rafael Steinhauser (President and Director). Its co-sponsors include Innova Capital, FJ Labs and Dr. Irwin Jacobs.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

For more information, please contact:

For inquiries please contact: Rahim Lakhani, Chief Financial Officer

Email: rahim@alpha-capital.io